DATED 28th SEPTEMBER 2000



                          SLOUGH TRADING ESTATE LIMITED


                                      -to-


                              ADVANTAGE UK LIMITED


                                     -with-


                            STURM GROUP INCORPORATED


                                  DONALD STURM


                      -------------------------------------

                                      LEASE

                                Premises known as
                          Building 86/88 Bestobell Road
                         Trading Estate Slough Berkshire

                      -------------------------------------






                                NABARRO NATHANSON
                                  The Anchorage
                                34 Bridge Street
                                Reading, RG1-2LU

                             Ref: JD/TNP/S2884/00610

                                Tel: 01189504700
                                Fax: 01753512768

                                   PARTICULARS
                                   -----------


         DATE OF THIS DEED:                 September 28, 2000

         LANDLORD                           SLOUGH TRADING ESTATE LIMITED

         Registered office                  234 Bath Road Slough SL14EF

         Company Registration No.           1184323

         TENANT                             ADVANTAGE UK LIMITED

         Registered office                  Lincoln House 137-143 Hammersmith
                                            Road,
                                            London W14 OOL

         Company Registration No.           3902872

SURETY STURM GROUP INCORPORATED (a company registered in the State of Wyoming United States of America whose principal office is 3033 East 1st Avenue, Suite 200, Denver, CO 80206 USA and DONALD STURM of 4766 South Fillmore Court, Englewood, CO 80110 USA

ESTATE the area from time to time comprising the Landlord's estate known as Trading Estate Slough Berkshire of which the Premises form part

PREMISES the land and building described in the First Schedule and known as Building 86/88 Bestobell Road
                                         Trading Estate - Slough Berkshire as
                                         shown edged red on the Plan.

COMMENCEMENT DATE                        21st November 2008

TERM                                     A term of seven years commencing on the
                                         Commencement Date

        THIS LEASE is made on the date and between the parties stated in the Particulars.

        WITNESSES as follows:
        ---------

1.       DEFINITIONS

         In this Lease the following expressions have the meanings indicated:

         THE "ACT"

                           means the Landlord and Tenant (Covenants) Act 1995.

         "AUTHORISED GUARANTEE AGREEMENT"

                           has the meaning defined in and for the purposes of
                           Section 16 of the Act and the form of such Agreement shall be as reasonably required by the Landlord but subject always to that permitted by the Act.

         "CONDUCTING MEDIA"

                           all sewers drains pipes wires watercourses subways cables apparatus conduits and any other media or works for the conduct or transmission of any service matter or material.

         "DEPOSIT DEED"

                           means the deposit deed of even date herewith made between the Landlord (1) and the Tenant (2).

         "FULL REINSTATEMENT VALUE"

                           the costs (including demolition professional fees and any value added tax payable) which would properly and reasonably be likely to be incurred in carrying out repair or reinstatement in accordance with the requirements of this Lease at the time when such repair or reinstatement is likely to take place having regard to current building techniques and materials.

         "INSURED RISKS"

                           fire lightning earthquake explosion aircraft riot storm tempest flood burst pipes malicious damage and impact damage and such other insurable risks and on such terms and subject to such exclusions as the Landlord may from time to time consider reasonably necessary but excluding any risks which the Landlord shall decide from time to time not to include in any policy (whether on the grounds of unavailability of insurance cover for that risk or otherwise) but so that the Landlord shall give at least twenty eight days' prior notice in writing to the Tenant of any risk ceasing to be covered by any policy.

         "LICENSE TO ALTER"

                           means the License to Alter referred to in the Fifth Schedule.

         "LOSS OF RENT"

                           the loss of the rent first reserved by clause 3 for such period (being not more than three years) as may reasonably be required by the Landlord from time to time having regard to the likely period required for reinstatement in the event of both partial and total destruction and in a reasonable amount which would take into account potential increases of rent in accordance with clause 7.

         "PLAN"

                           the plan annexed hereto.

         "PLANNING ACTS"

                           includes the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990.

         "PRESCRIBED RATE"

                           three per centum above the Base Rate of National Westminster Bank PLC from time to time (or such clearing bank as the Landlord shall nominate) or (if such rate shall cease to be published) such other reasonable or comparable rate as the Landlord shall from time to time designate.

         "PREVIOUS LEASE"

                           the Lease dated 21st July 1998 made between the Landlord (1) Bookpages Limited (2) and Amazon.Com. Inc. and Tremco Limited (3).

2.       INTERPRETATION

2.1 The expressions "the Landlord" and "the Tenant" shall wherever the context so admits include their respective successors in title and assigns.

2.2 Where the Tenant or the Surety for the time being are two or more persons the terms "the Tenant" or "the Surety" include the plural number and obligations expressed or implied to be made by such party are deemed to be made by such persons jointly and each of them severally.

2.3 Words importing one gender include all other genders and words importing the singular include the plural and vice versa.

2.4 References in this Lease to any statute or legislation (whether specific or general) include any other statute or legislation replacing amending or supplementing the same and any orders regulations by-laws notices permissions approvals or consents thereunder.

3.       DEMISE

         The Landlord demises to the Tenant the Premises together with the Rights referred to in Part 1 of the Second Schedule but subject to the Exceptions and Reservations referred to in Part 2 of the Second Schedule to hold to the Tenant for the Term starting on the Commencement Date yielding and paying therefor during the Term:

3.1      RENT

         Yearly the Rent and all increases arising from any review pursuant to the provisions in this Lease for the review of rent to be paid without any deduction or set off by equal quarterly payments in advance on the Twenty-fifth day of March the Twenty-fourth day of June the Twenty-ninth day of September and the Twenty-fifty day of December in every year the first payment for the period from and including the Rent Commencement Date up to and including the day immediately preceding the quarter day next after such date to be made on the Rent Commencement Date.

3.2      ADDITIONAL RENT

         As additional rent first such amounts (if any) as are referred to in clause 4.15 to be paid as there stated and recoverable by distress in the same way as rent in arrear and secondly a sum or sums of money equal to the expense incurred by the Landlord in effecting or maintaining insurance in accordance with clause 5.2 (including any increased premium payable in respect of the Premises or any neighboring property owned by the Landlord by reason of any act or omission by (or permitted by) the Tenant or an undertenant) as the Landlord shall from time to time effect such insurance for the Landlord's benefit in the Full Reinstatement Value against the Insured Risks and the Loss of Rent such sum or sums to be paid within 7 days of demand.

4.       TENANT'S COVENANTS

         The Tenant covenants with the Landlord as follows:

4.1      PAYMENT OF RENTS

         To pay the respective rents and sums of money reserved and made payable at the times and in the manner in which the same are set out or referred to in clause 3 without any deduction or set-off and to make all such payments to the Landlord on the due date through the Tenant's bankers by the direct debit system.

4.2      INTEREST ON LATE PAYMENTS

         If the Tenant shall fail to pay any rents or any other sum payable under this Lease within 7 days when the same is due (whether formally demanded or not) to pay to the Landlord as additional rent (but without prejudice to any other rights of the Landlord including those under clause 6) interest on all such rents or other sums from the due date for payment under the date actually paid at the Prescribed Rate current at such due date and any such interest shall be recoverable by the Landlord as rent in arrear.

4.3      PAYMENT OF RATES

4.3.1 To pay and indemnify the Landlord against all existing and future rates or other outgoings whatsoever imposed or charged upon the Premises or upon the owner or occupier in respect of the Premises.

4.3.2 To pay and be responsible for all electricity gas and other services to the Premises.

4.4      EXTERIOR PAINTING

         In every third year and in the last year of the Term (but so that the Tenant shall not be obliged by the aforementioned to decorate and/or to carry out the following obligations more than once in every two year period) to prepare and paint the outside of the building erected on the Premises where usually or previously so painted in a good and workmanlike manner and otherwise properly to clean treat and decorate other parts of the outside of the said building as the same ought to be cleaned treated and decorated (such painting and decorating if different from the then existing colour scheme to be carried out in colours and patterns first approved in writing by the Landlord) and whenever necessary to renew or replace all seals and mastics.

4.5      INTERIOR PAINTING

         In every fifth year and in the last year of the Term to prepare and paint all the interior of the said building where usually or previously so painted in a good and workmanlike manner (all such painting in the last year of the Term if different from the then colour scheme to be carried out in colours and patterns first approved in writing by the Landlord (such approval not to be unreasonably withheld or delayed)).

4.6      REPAIR

4.6.1 Well and substantially to repair and maintain the Premises and the walls fences roads and Conducting Media in on or under the Premises (damage by any of the Insured Risks excepted unless the insurance moneys are withheld in whole or in part or the policy avoided by reason of any act or omission on the part of the Tenant or any undertenant or any employee contractor or invitee of either of them) and at all times to keep the same in good and substantial repair and condition and so repaired cleaned painted and maintained further to keep all parts of the Premises clean and tidy and free from rubbish and waste materials.

4.6.2 Within 12 months of the date of this Lease (time being of the essence) to carry out to the reasonable satisfaction of the Landlord the making good of all wants or repair to the Premises as marked with an asterisk in the Schedule of Dilapidations annexed hereto and in the event that the works are not completed within the aforesaid period or to the reasonable satisfaction of the Landlord the Landlord shall have the rights to enter the Premises to carry out such of the works not completed as aforesaid in accordance with the provisions of clause 4.10 of this Lease.

4.6.3 Without prejudice to clause 4.6.1 to execute all necessary works no later than the expiration of the Term to remedy all the wants of repair and works relating to reinstatement specified in the said Schedule of Dilapidation as are not marked with an asterisk.

4.6.4 Subject to clause 4.6.5 to keep such part of the Premises (if any) as is hatched green on the plan annexed hereto as well-maintained landscaped areas and in accordance with any general scheme for the Estate from time to time reasonably implemented by the Landlord.

4.6.5 If the Landlord so requires at any time or from time to time not to do the things referred to in clause 4.6.4 (or such of them as may be notified to the Tenant) but instead to pay to the Landlord on demand the proper and reasonable costs incurred by the Landlord in doing so.

4.7      YIELDING UP

         At the expiration or sooner determination of the Term to yield up the Premises consistent with due compliance by the Tenant with its obligations under this Lease and to remove such tenant's trade fixtures and fittings and any signs erected by or at the instance of the Tenant making good any damage caused by such removal.

4.8      REINSTATEMENT

4.8.1 Three months before the expiry or sooner determination of the Term (unless and/or to the extent otherwise required in writing by the Landlord) to carry out such works as shall be necessary in order to ensure that the Premises or such part or parts of them as may be required by the Landlord conform with the description in the First Schedule.

4.8.2 All such works shall be carried out to the reasonable satisfaction of the Landlord and the Tenant shall apply for any necessary planning permission or approval which may be required under the Planning Acts on other legislation.

4.9      LANDLORD'S ACCESS

         On at least 48 hours prior written notice given to the Tenant (save that no notice shall be required in an emergency) to permit the Landlord or its agents at all times during the Term during reasonable hours in the day (or at any time in the case of emergency) with or without workmen and others to enter the Premises for the purpose of ascertaining that the covenants and conditions of this Lease have been performed and observed by the Tenant and examining the state of repair and condition of the Premises or for the purpose of taking inventories of the Landlord's fixtures or of carrying out works on the adjoining property of and owned by the Landlord and of exercising any of the Exceptions and Reservations referred to in Part 2 of the Second Schedule.

4.10     DEFAULT REMEDIES OF THE LANDLORD

         If within three months after service of a notice from the Landlord requiring the Tenant to remedy any breach of covenant relating to the state of repair or condition of the Premises or otherwise to the carrying out of any works or actions (or earlier in case of emergency) the Tenant shall not have completed such works or actions then to permit the Landlord to enter upon the Premises and execute all or any such works or actions and the Landlord's proper and reasonable costs and expenses (including the Landlord's surveyors and other professional fees in connection therewith) together with interest thereon at the Prescribed Rate current at the date three months after service of such notice for the period from that date to the date of payment shall be a debt due from the Tenant to the Landlord and be forthwith recoverable as rent in arrear.

4.11     SIGNS AND AERIALS

         Not to erect any pole mast or aerial or satellite dish or erect or display any sign noticeboard or advertisement on any part of the Premises except a sign approved by the Landlord indicating the name of the Tenant in a position approved by the Landlord any such approval to be in writing.

4.12     USE

4.12.1 Not to use the Premises or any part thereof otherwise than for the Permitted Use and not any time to store anything on any part of the Premises outside the building erected thereon.

4.12.2        To use only for the parking of vehicles those parts of the
               Premises designated for such purpose.

4.13     NUISANCE

4.13.1 Not to use the Premises or any part of them for any illegal purpose nor to carry out on or from the Premises any noisy noxious dangerous or offensive act activity or business nor anything which may be or become a nuisance damage annoyance or inconvenience to the Landlord or any of its tenants or the occupiers of any premises in the neighborhood and in particular not to do or permit to be done anything which might cause electronic or radio interference with any adjoining or neighboring premises.

4.13.2 Not to do anything which would or might lead to any contamination of the Premises or pollution of the environment or lead to the pollution obstruction damaging or overloading of the Conducting Media and to carry out (or at the Landlord's election to pay to the Landlord the proper and reasonable costs and fees of carrying out) all works necessary to remedy the contamination or pollution or to remove the source of the contamination or pollution but so that the Tenant shall not be liable hereunder and/or obliged to comply with the aforementioned in respect of any such contamination and/or pollution caused to and/or arising at the Premises on or before the date hereof.

4.13.3 Where the Tenant has failed to observe any of the obligations in this clause 4.13 to pay to the Landlord the proper and reasonable costs incurred by it in obtaining such reports as the Landlord may reasonably require to establish what damage or harm may have been caused to the Premises or other property of the Landlord and the remedial cleaning or other works necessary.

4.13.4 Not to discharge or allow to enter into any underground or other waters any poisonous noxious or harmful effluent liquid or substance.

4.14     ESTATE REGULATIONS

         To observe such reasonable regulations as may from time top time be made by the Landlord in writing for the purposes of good estate management and of which at least twenty-eight days prior written notification has been given to the Tenant by the Landlord.

4.15     ESTATE COSTS

         To pay to the Landlord from time to time upon demand a proper fair and reasonably proportion (as certified conclusively (save in the case of manifest error) by the Landlord's surveyor to be proper fair and reasonable) of the costs (similarly certified) of the management of the Estate including (without limitation to the generality of the aforesaid) the upkeep of any landscaped areas and roadways included therein the reasonable and proper fees of the Landlord or the Landlord's managing agents and including any costs properly and reasonably anticipated by the Landlord to be incurred by the Landlord in the future (but not in respect of a period exceeding one year in advance) in respect of any of the matters referred to in this sub-clause.

4.16     ACTS PREJUDICIAL TO INSURANCE

4.16.1 Not to do anything as a result of which any policy of insurance against damage to the Premises or to any neighbouring premises may be prejudiced or payment of the policy moneys may be withheld in whole or in part or whereby the rate of premium in respect of any such insurance may be increased and to give notice to the Landlord without delay upon the happening of any event which might affect any insurance policy relating to the Premises.

4.16.2 In relation to the insurance effected by the Landlord in respect of the Premises to pay to the Landlord any excess required by the insurers or by the Landlord on demand by the Landlord following any damage or destruction by any Insured Risks where such excess would be applicable to any claim in respect of such damage or destruction.

4.17     SAFEGUARDING THE PREMISES

4.17.1 With respect to fire precautions and safeguarding the Premises against damage by any of the Insured Risks or otherwise to comply with all requirements and written reasonable and proper recommendations of the insurers of the Premises of which at least twenty-eight days prior written notification has been given by the Landlord to the Tenant or the relevant insurance brokers or of the fire brigade or local authority.

4.17.2 Not to store or bring on to or allow to remain on the Premises any article substance or liquid of a specially combustible inflammable to or explosive nature or which may be a source of contamination.

4.17.3 To give written notice to the Landlord upon the Tenant becoming aware of the occurrence of any contamination of the Premises and also upon the Tenant becoming aware of the occurrence of any pollution of the environment in breach of any legislative provision caused by any use of or action or activity on the Premises.

4.18     PLANNING APPLICATIONS

         Not without the prior written consent of the Landlord to make any application for any consent under the Planning Acts but if such application is for consent to do anything which the Tenant is permitted to do under this Lease (for which the approval of the Landlord is first required) and the Landlord has approved that thing such consent shall not be unreasonably withheld or delayed.

4.19     ALTERATIONS

         Not to erect or place any new building or structure whatsoever on the Premises (including any temporary or moveable building or structure) or make any alteration whether structural or otherwise or any addition to the Premises or to the building erected thereon or to any buildings which may be erected on the Premises Provided That the Tenant may make non-structural alterations to the interior of the building erected on the Premises subject to obtaining the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed PROVIDED that the Tenant may without such afore-mentioned consent from the Landlord install erect place remove and/or dismantle internal demountable non-structural partitioning in whole or in part or parts to the office part of the Premises.

4.20     STATUTORY OBLIGATIONS

4.20.1 At the Tenant's expense to comply in all respects with the provisions of all statutes and legislation (whether not or subsequently in force) affecting or applicable to the Premises or in their use and without delay to give notice to the Landlord of any notice direction or order made by any local or competent authority.

4.20.2 The Tenant shall maintain a health and safety file for any works carried out to the Premises and shall comply with the Construction (Design and Management) Regulations 1994 in respect thereof and provide to the Landlord upon reasonable request a copy of such file.

4.20.3 Upon any assignment or underlease permitted by this Lease to supply to the assignee or sub-tenant any health and safety files and/or operating manuals.

4.21     ALIENATION

4.21.1 Not to assign underlet (save as provided in clause 4.21.3 hereof) share or part with the possession or occupation of any part of the Premises nor to permit any such dealing under as permitted underlease.

4.21.2 No to hold or occupy the Premises or any part as nominee trustee or agent or otherwise for the benefit of any other person.

4.21.3 Not to assign or underlet the whole of the Premises or to underlet the whole of Unit 86 and/or the whole of Unit 87 and/or the whole of Unit 88 Bestobell Road and associated car parking spaces without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed where the provisions hereinafter contained are satisfied).

4.21.4 It is agreed that the Landlord will not be deemed to be unreasonable in withholding and/or delaying consent to a proposed assignment of the whole of the Premises if it is withheld on the ground (and it is the case) that one or more of the circumstances mentioned below exist (whether or not such withholding is solely on such ground or on that ground together with other grounds).

         (a) that in the reasonable and proper opinion of the Landlord the effect of the proposed assignment upon the value of the Landlord's reversionary interest in the Premises would be to diminish or otherwise adversely affect such value.

         (b) that in the reasonable and proper opinion of the Landlord the effect of the assignment would mean that there is a reduced likelihood of the tenant's covenants and obligations in this Lease being fulfilled.

         (c) that the proposed assignee is an associated company of the Tenant.

         (d) that the Surety has not agreed on any assignment to enter into a deed of guarantee in respect of the obligations on the part of the Tenant contained in an Authorised Guarantee Agreement entered into pursuant to clause 4.21.5 or the assignee's performance of the Tenant Covenants (as defined in Section 28 of the Act) in this Lease in such form of Deed as the Landlord may reasonably require but to include obligations on the part of the Surety similar to those on the part of the Tenant set out in clause 4.21.5(a)(i)-(iii).

4.21.5   On any assignment:

         (a) the Tenant will enter into an Authorised Guarantee Agreement which will be in such form as permitted by and in accordance with Section 16 of the Act and be prepared by or on behalf of the Landlord and at the proper and reasonable cost of the Tenant and under which the Tenant will agree (inter alia) with the Landlord.

                  (i) that it is liable as sole or principal debtor in respect of all obligations to be owed by the assignee under the Tenant Covenants (as defined in section 28 of the Act) in this Lease and

                  (ii) to be liable as guarantor in respect of the assignee's performance of the Tenant Covenants (as above defined) in this Lease (provided that such liability shall be no more onerous than the liability to which the assignor would be subject in the event of it being liable as sole or principal debtor in respect of the obligations owed by the assignee under the Tenant Covenants).

                  (iii) in the event of this Lease being disclaimed by a liquidator or trustee in bankruptcy of the assignee if so requested in writing by the Landlord within six calendar months of such disclaimer to enter into a new lease of the Premises the term of which shall expire simultaneously with the date upon which (but for any disclaimer) this Lease would have expired by effluxion of time (and not by any other means) and the Tenant's Covenants shall be identical to (mutatis mutandis) but in any event no more onerous than the Tenant Covenants in this Lease.

         (b) If the Landlord reasonably so requires in the circumstances to obtain up to two acceptable guarantors for any person to whom this Lease is to be assigned who will covenant with the Landlord on the terms (mutatis mutandis) set out in the Third Schedule.

         (c) If the Landlord reasonably so requires in the circumstances the proposed assignee will prior to the assignment enter into such reasonable rent deposit arrangement and/or provide such additional security for the performance by the proposed assignee of its obligations under this Lease as the Landlord may reasonably require.

         (d) the proposed assignee shall enter into a covenant with the Landlord to pay the rents reserved by and perform and observe the covenants on the part of the Tenant contained in this Lease for the period that this Lease is vested in the proposed assignee.

4.21.6 Clauses 4.21.4 and 4.21.5 shall operate without prejudice to the right of the Landlord to refuse such consent on any other ground or grounds or to impose further conditions where such refusal or such imposition would be reasonable in the circumstances.

4.21.7 Not to underlet the whole of the Premises or the parts thereof referred in clause 4.21.3 without the prior consent in writing of the Landlord (such consent not to be unreasonably withheld or delayed) otherwise than at a rent which is not less than the open market rental value of the Premises (being in any event not less than the rent then payable under this Lease or a due and proper proportion thereof in respect of an underletting of a part or parts of the Premises) without a fine or premium and with provision for upwards only rent reviews coinciding with the reviews under this Lease and in other respects with substantially materially the same covenants and conditions as are contained in this Lease unless otherwise agreed by the Landlord.

4.21.8        Not to vary the terms of any underlease permitted under clause
              4.21.7 without the Landlord's written consent (such consent not to be unreasonably withheld or delayed provided such variation does not constitute a variation to this Lease) and throughout the term of any underlease to require the undertenant to perform and observe the Tenant's covenants (except as to the payment of rent) and the conditions contained in this Lease.

4.21.9 The Landlord may as a condition for giving its consent for any permitted underletting require the proposed underlessee to enter into a direct covenant with the Landlord to perform and observe the Tenant's covenants (except as to payment of rent) and the conditions contained in this Lease during the period that the proposed underlease is vested in the proposed underlessee.

4.21.10 Upon the Landlord consenting to an underletting of the Premises procure that the underlessee covenants with the Landlord:

         (a) Not to assign (or agree to do so) any part of the Premises (as distinct from the whole) and not to underlet or share or (save by way of an assignment of the whole) part with possession of or permit any person to occupy the whole or any part of the Premises and

         (b) Not to assign (or agree to do so) the whole of the Premises without the prior consent in writing of the Landlord (such consent not to be unreasonably withhold or delayed).

4.21.11 To notify the Landlord in writing with relevant details within twenty eight days of any rent payable under an underlease being reviewed.

4.21.12 Not to grant any underlease of a part or parts of the Premises without first obtaining an Order of the Court under the provisions of Section 38(4) of the Landlord and Tenant Act 1954 (as amended) and an agreement between the parties to the proposed underlease pursuant to such Order that the provisions of Section 24-28 of that Act be excluded in relation to such underlease.

4.21.13 In the event that any circumstances or conditions specified in clauses 4.21.4 and 4.21.5 above are framed by reference to any matter falling to be determined by the Landlord (or by any other person) if the Tenant disputes such determination then either the Landlord or the Tenant shall be entitled to require the matter or matters in question to be referred to an independent expert who in the absence of agreement between the parties shall be appointed on the application of either party by the President of the Royal Institution of Chartered Surveyors and the determination of such independent expert shall be conclusive as to the matter or matters in question and shall be final and binding on the parties and his costs shall be met by the parties in such proportions as the independent expert shall determine.

4.21.14 The Tenant shall be entitled without obtaining any consent from the Landlord to permit another company or companies (in this clause 4.21.14 called "a Company") to occupy as licensee part or parts of the Premises if and so long as that Company is a member of the same group of companies as the subsidiary or the holding company or a company who has the same holding company as the Tenant (the terms subsidiary and holding company as being defined in accordance with Section 736 of the Companies Act 1985) and the conditions set out in the remainder of this clause 4.21.14 continue to be fulfilled.

         (a) No relationship of landlord and tenant shall arise out of such occupation.

         (b) Written notice shall be given to the Landlord no later than 14 days after such occupation commences:

                  (i)      of the identity of such company

                  (ii)     as to how clause 4.12.14 is satisfied and

                  (iii)    of the part of the Premises concerned

         (c) The Tenant shall provide such evidence as the Landlord may reasonably require from time to time to satisfy itself that the relationship of Landlord and Tenant does not arise or has not arisen out of such occupation.

4.21.15 The Tenant indemnifies the Landlord against all losses damages costs and expenses suffered or incurred by the Landlord as a result of any breach by the Tenant of the provisions of clause 4.12.14.

4.22     REGISTRATION OF DEALINGS

         Within one month after the execution of any assignment or underlease permitted under this Lease or any assignment of such underlease or after any devolution by will or otherwise of the Term or after any other dealing with this Lease to supply a certified copy of the deed or instrument effecting the same to the Landlord and to pay such reasonable fee as the Landlord may require for registration.

4.23     RELETTING AND SALE BOARDS

         To permit the Landlord or its agents to enter upon the Premises and to affix upon any suitable part a notice board for reletting or selling the same but not so as to interfere with the Tenant's use of and/or access to the Premises and/or the business carried on there and not to remove or obscure the same and to permit all persons authorised in writing by the Landlord or its agents to view the Premises during usual business hours in the daytime on weekdays only.

4.24     COSTS OF LICENSES AND NOTICES AS TO BREACH OF COVENANT

         To pay on demand and indemnify the Landlord against all proper and reasonable costs charges and expenses (including professional fees) incurred by the Landlord arising out of or incidental to any application made by the Tenant for any consent or approval of the Landlord except where such consent has been unreasonably withheld or delayed or any breach of the Tenant's covenants or the preparation and service of a schedule or interim schedule of dilapidations or any notice which the Landlord may serve on the Tenant whether served before or after the determination of this Lease (including a notice under Section 146 of the Law of Property Act 1925) requiring the Tenant to remedy any breach of any of its covenants or arising out of or in connection with any proceedings referred to in sections 146 or 147 of that Act notwithstanding that forfeiture may be avoided otherwise than by relief granted by the Court.

4.25     INDEMNITY

         To be responsible for and to indemnify the Landlord against:

4.25.1 all damage loss or injury occasioned to the Premises or any adjoining premises or to any Conducting Media or to any person or chattel (whether or not upon the Premises) caused by any act default or negligence of the Tenant or any undertenant or the servants agents licensees or invitees of either of them or by reason of any defect in the Premises and

4.25.2 all proper and reasonable losses damages costs expenses claims and proceedings properly and reasonably incurred by or made against the Landlord arising out of any breach by the Tenant of any of its obligations arising by virtue of this Lease.

4.26     VAT

         To pay to the Landlord upon demand any value added tax chargeable upon

4.26.1 any supply made by the Landlord to the Tenant pursuant to this Lease so that al consideration for any such supply is exclusive of value added tax.

4.26.2 any supply (whether made to the Landlord or to a third person) where pursuant to this Lease the Tenant is required to pay to the Landlord any sum in respect of any costs fees expenses or other expenditure or liability (of whatever nature) in connection with that supply except to the extent that any such value added tax may be recoverable by the Landlord from H.M. Customs and Excise.

4.27     DEFECTS

         To inform the Landlord without delay in writing upon the Tenant becoming aware of any defect in the Premises which might give rise to a duty imposed by common law or statute on the Landlord and to indemnify the Landlord against all actions costs claims and liabilities suffered or incurred by or made against the Landlord in respect of the Premises under the Defective Premises Act 1972.

4.28     PROHIBITED USES

         Not to use or carry out from the Premises or any part thereof any electroplating panel beating or spray painting.

4.29     RENT DEPOSIT DEED

         Unless the Landlord has previously given its written confirmation as provided for in clause 11.3 of the original Deposit Deed the Tenant shall on 21st November 2008 enter into a new deposit deed substantially in the same form as the Deposit Deed (with amendment to ensure that the document is lawful and applicable to this Lease) and to pay unto the Landlord on such date a sum equivalent to one year of the Rent (together with a sum in settlement of the Value Added Tax payable thereon) determined pursuant to clause 7 in respect of the Rent Review applicable as at 21 November 2008 or if the Rent has not been determined a sum equivalent to one year of the Rent payable immediately prior to the said Review Date with the balance (is applicable) to be paid within 14 days of the said Rental being determined..

5.       LANDLORD'S COVENANTS

         The Landlord covenants with the Tenant (but so that no liability shall attach to the Landlord in respect of any breach by the Landlord of its obligations under this Lease after the reversion immediately expectant on the determination of the Term has ceased to be vested in the Landlord).

5.1      QUIET ENJOYMENT

         That the Tenant performing and the observing the covenants conditions and agreements contained in this Lease shall and may peaceably and quietly hold and enjoy the Premises during the Term without any lawful interruption or disturbance by the Landlord or any person rightfully claiming through or under it.

5.2      INSURANCE

         At all times during the Term to keep the Premises insured for the Landlord's benefit in the Full Reinstatement Value against the Insured Risks and if the Premises are damaged or destroyed by any of the Insured Risks the Landlord will subject to provisions of clause 5.2.2 hereof with all convenience and practicable speed apply for and apply all insurance proceeds (other than those relating to Loss of Rent) received in respect thereof in the repair and/or reinstatement and/or rebuilding of the Premises using such materials as are then appropriate subject to all necessary consents and licenses being obtained.

         PROVIDED THAT:

5.2.1 the Landlord's obligations under this covenant shall cease if the insurance shall be rendered void or voidable or the policy moneys withheld in whole or in part by reason of any act of default of the Tenant or any undertenant or any of their respective employees contractors licensees or invitees.

5.2.2 if the Premises are destroyed or so seriously damaged by any Insured Risk as to require (in the proper and reasonable opinion of the Landlord's surveyor whose decision shall be final and binding upon the parties) substantial reconstruction then the Landlord may at any time within six months of the said damage or destruction give one months' notice in writing to determine this Lease and immediately upon the expiry of that notice this demise shall determine but without prejudice to the rights and remedies of any party against any other in respect of any antecedent claim or breach of covenant and all insurance money shall be the absolute property of the Landlord.

5.2.3 if the Premises following any destruction or damage shall not have been repaired reinstated or replaced in accordance with the foregoing covenants so as to render the Premises fit for occupation or use within a period of two years eleven months from the date of destruction or damage the Tenant may thereafter by giving one month's notice in writing determine this Lease but without prejudice to the rights of either party in respect of any antecedent claim or breach of covenant and all insurance money shall be the absolute property of the Landlord.

6.       CONDITIONS

         Provided always and it is hereby agreed and declared as follows:

6.1      RE-POSSESSION ON TENANT'S DEFAULT.

         If at any time during the Term:

6.1.1 the rents reserved by this Lease or any of them or any part of them shall be in arrear for twenty eight days after the same shall have become due (whether legally demanded or not) or

6.1.2 the Tenant shall at any time fail or neglect to perform or observe any of the covenants conditions or agreements on its part to be performed and observed contained in this Lease or in any license approval or consent given by the

              Landlord to the Tenant in relation to the Premises or in any other deed supplemental to this Lease or by which this Lease may be varied.

6.1.3 the Tenant either shall (being a corporation) have an application made for an administration order (whether or not at its instance) or enter into liquidation whether compulsory or voluntary (not being a voluntary liquidation for the purpose of reconstruction only) or (being an individual) become bankrupt or

6.1.4 the Tenant shall make any arrangement or composition with creditors or suffer any distress or execution to be levied on property of the Tenant or have an encumbrancer take possession or a receiver appointed in respect of the same.

6.1.5 then and in any such case it shall be lawful for the Landlord (or any person or persons duly authorised by it in that behalf) to re-enter into or upon the Premises and thereupon the Term shall absolutely cease and determine but without prejudice to the rights and remedies of the Landlord in respect of any antecedent breach by the Tenant of any of the covenants conditions or agreements contained in this Lease.

6.2      BENEFIT OF INSURANCE AND ABATEMENT OF RENT

6.2.1 The benefit of all insurance effected by the Landlord under this Lease or otherwise in respect of the Premises shall belong solely to the Landlord but if the Premises or any part of them shall at any time be destroyed and/or damaged by any of the Insured Risks so as to be unfit for occupation and/or use and/or rendered inaccessible then and in every such case (unless the Landlord's policy of insurance in relation to the Premises shall have been rendered void or voidable or the policy moneys withheld in whole or in part by reason of the act default or omission of the Tenant or any undertenant or any of their respective employees contractors licensees or invitees) the rents reserved by this Lease of a fair and just proportion thereof according to the nature and extent of the damage sustained shall be suspended and cease to be payable until the Premises shall have been repaired or reinstated and made fit for occupation and use and all access thereto restored in accordance with clause 5.2 or until the expiration of three years (or such longer period as may be provided for in the policy of insurance for Loss of Rent) from the destruction or damage whichever first occurs.

6.2.2 No account shall be taken of damage in relation to any alteration or improvement to the Premises carried out otherwise than by the Landlord unless such alteration or improvement has in fact been taken into account in effecting both the insurance of the Premises and the insurance in respect of the Loss of Rent.

6.2.3 Any dispute between the Landlord and the Tenant concerning the proportion or duration of the suspension or cesser shall be determined by an arbitrator appointed in default of agreement between the Landlord and the Tenant on the application of either of them by the President of the Royal Institution of Chartered Surveyors and any such reference shall be a submission to arbitration within the Arbitration Act 1996.

6.3      NOTICES

         The provisions of Section 196 Law of Property Act 1925 (as amended) shall apply to the giving and service of all notices and documents under or in connection with this Lease.

6.4      LICENSE TO ALTER

         The License to Alter and all the terms and conditions therein contained shall remain in full force and effect including the covenants on the part of the lessee contained therein and such covenants shall from the Commencement Date be construed as having been given by the Tenant.

6.5      THIRD PARTY RIGHTS

         Unless it is expressly stated that the Contracts (Rights of Third Parties) Act 1999 is to apply nothing in this Lease will create rights in favour of any one other than the parties to this Lease.

7.       RENT REVIEW

7.1      In this clause:

         "ASSUMPTIONS"

                           means the assumptions that:

         1.       the Premises are in good and substantial repair and condition.

         2. the Landlord and the Tenant have complied with all their respective covenants and obligations imposed by this Lease on each of them.

         3. all parts of the Premises are fit and ready for use for the Permitted Use.

         4. that the rent at which the Premises could reasonably be expected to be let is that which would be payable after the expiry of any rent free period or after the receipt of such other rent concession or inducement (in each case for fitting out purposes only) as may be negotiated in the open market between a landlord and a tenant upon a letting of the Premises.

         5. no work has been carried out on the Premises during the Term which has diminished the rental value of the Premises and

         6. any damage to or destruction of the Premises or any means of access to them has been fully reinstated.

         "CURRENT RENT"

                           means for the purposes of determining the Rental Value as at 21 November 2008 means the sum payable pursuant to the review of rent as at 20 November 2003 as provided for in the Previous Lease and at subsequent reviews means the yearly rent reserved by this Lease (disregarding any suspension of rent under any other provision of this Lease) as varied from time to time pursuant to this clause.

         "MATTERS TO BE DISREGARDED"

                           means each of the following matters so far as they may affect rental value:

         1. the fact that the Tenant has previously been in occupation of the Premises

         2. any goodwill attaching to the Premises by reason of the carrying on of the business of the Tenant at the Premises and

         3. any improvement to the Premises carried out during the Term by the Tenant or undertenant other than improvements effected at the expense of the Landlord or pursuant to any obligation to the Landlord whether under the provisions of this Lease or any other deed or document.

         "NEW RENT"

                           as at the Review Date means the higher of:

         1.       the Current Rent immediately before the Review Date and

         2.       the Rental Value as at the Review Date

         and for the avoidance of doubt for the purposes of the determination of the Rent as at 21 November 2008 the New Rent shall be the higher of the rent determined pursuant to the review of rent as at 20 November 2003 as provided for in the Previous Lease and the open market rent determined pursuant to this clause 7.

         "PRESIDENT"
                           means the President for the time being of the Royal Institution of Chartered Surveyors or any other body reasonably specified by the Landlord.

         "RENTAL VALUE"
                           as at the Review Date means the open market rental value of the Premises at that Date:

         1.       as agreed by the Landlord and the Tenant or

         2. as determined by a Value pursuant to the provisions of this clause.

         "VALUER"

                           means a chartered surveyor who has experience of practice in property of the nature and type of the Premises and who is acquainted with the market in the area in which the Premises are located.

7.2      The New Rent shall be payable from and including the Review Date.

7.3 The Landlord may give to the Tenant not more than fifteen nor less than six months' notice in writing (a "Rent Review Notice") expiring on or after the Review Date requiring the Current Rent payable immediately before the Review Date to be increased as from the Review Date to the Rental Value and any proposal made by the Landlord as to such Rental Value shall be in writing ("a Rent Proposal").

7.4 The Tenant acknowledges that time shall not be of the essence in relation to the giving of any such Notice and the Landlord shall be entitled to require a review of the Current Rent with effect from the Review Date even if the Rent Review Notice expires after or is given after such Review Date.

7.5 If the Landlord gives a Rent Proposal and the Tenant has not within twenty eight days (time being of the essence) of it being given disputed the amount proposed in the Rent Proposal by giving a written counter-notice to that effect to the Landlord the amount in the Rent Proposal shall be taken to be agreed by the Landlord and the Tenant and shall be substituted for the Current Rent on the Review Date.

7.6 If the Landlord gives a Rental Proposal and the amount specified in it is not taken to be agreed under clause 7.5 but the Landlord and the Tenant do not agree upon the amount of the Rental Value within three months of the Tenant's counter-notice being given or (if earlier) by the date which is three months before the Review Date either the Landlord or the Tenant may require the Rental Value to be determined by a Valuer.

7.7 The Landlord may require the Rental Value to be determined by a Valuer even if no Rent Review Notice or Rent Proposal is given.

7.8 Where the Rental Value is to be determined by a Valuer and the Landlord and the Tenant do not agree as to his appointment within twenty one days of either of them putting forward a nomination to the other such Valuer shall be appointed at the request of either party by the President.

7.9 The Valuer shall act as an expert and not as an arbitrator and his decision (including any decision as to the costs of such determination) shall be final and binding on the parties.

7.10 The Valuer shall upon appointment either by the parties or the President be required upon his determination to provide a reasoned award to the Landlord and the Tenant.

7.11 Notwithstanding that the Valuer shall act as an expert the Landlord and the Tenant shall each be entitled to make representations and counter-representations to such Valuer a copy of which shall be supplied by the Valuer to the other of them and in making an award as to costs the Valuer shall have regard to the representations and counter-representations made to him.

7.12 The Valuer shall determine the Rental Value as the yearly open market rack rental value at which the Premises might reasonably be expected to be let with vacant possession in the open market by a willing lessor to a willing lessee for a term of years equal in length to the balance unexpired of the Term as at the Review Date and on the terms and conditions of a lease which are otherwise the same as this Lease except as to the actual amount of the Current Rent and the date on which the term commences and making the Assumptions but taking no account of the Matters to be Disregarded.

7.13 If by the Review Date the New Rent has not been ascertained (whether or not negotiations have commenced) the Tenant shall continue to pay the Current Rent on each day appointed by this Lease for payment of Rent until the New Rent has been ascertained and upon such ascertainment of the New Rent the Tenant will pay to the Landlord as arrears of rent an amount equal to the difference between the New Rent and the Current Rent actually paid for the period since the relevant Review Date together with interest on the difference at 4% below the Prescribed Rate.

7.14 In no event shall the yearly rent payable by the Tenant to the Landlord after the relevant Review Date be less than the yearly rent payable by the Tenant to the Landlord immediately before such relevant Review Date whether pursuant to this Lease or the Previous Lease.

7.15 A memorandum in the form set out in the Fourth Schedule of any increased rent determined pursuant to this clause 7 shall as soon as may be after such determination be prepared in duplicate and signed by or on behalf of the Landlord and Tenant.

8.       SURETY

8.1 In consideration of this demise being made at the Surety's request the Surety covenants with the Landlord in the terms set out in the Third Schedule.

8.2 The Surety shall be released from its covenants and obligations pursuant to this Lease.

8.2.1 Upon an assignment of this Lease (subject to and in accordance with the provisions of Clause 4.21 hereof) provided the assignee being a limited company complies with and achieves the provisions of the Profits Test or is of sufficient financial strength and resources (to be determined by the Landlord acting reasonably) to be able to observe and perform the covenants contained in this Lease.

8.2.2 Upon the Surety providing a substitute surety (which may be another member of the Tenant's group of companies) who enters into the covenants with the Landlord specified in the Third Schedule hereto and who in the case of a limited company complies with the provisions of the Profits Test or being a limited company or an individual or individuals is or together are jointly of sufficient financial strength and resources (to be determined by the Landlord acting reasonably) to be able to observe and perform the covenants contained in this Lease in the event of any default by the Tenant or

8.2.3 Upon the Tenant (here meaning Advantage UK Limited and not its assigns or successors in title) complying with and achieving the provisions of the Profits Test.

8.2.4 Upon there being provided to the Landlord a Rent Indemnity from a credit worthy commercial bank (approved by the Landlord such approval not to be unreasonably withheld or delayed) substantially in the form of the draft document annexed (subject to such amendments only as may be necessary to comply with any changes in the law or commercial practice such changes due to commercial practice being first approved by the Landlord such approval not to be unreasonably withheld or delayed) issued from its offices in London in an amount equal to the lesser of (i) eight years' rent and (ii) the rent remaining under the term of this Lease.

8.2.5         For the purposes of this Clause 8 "Profits Test" shall mean:

              a company being subject to the provisions of clauses 8.2.1 to
              8.2.3 (inclusive) hereof which notifies the Landlord in writing (with copies of all relevant audited accounts and other relevant material) that in each of three consecutive accounting periods of the company (the third such period ending no earlier than 12 months before such notice) that the company's audited accounts established that its net profit after tax for each such accounting period constituted a sum which is at least three times the amount of annual rent payable under this Lease as at the date of the company's notice and the Landlord having confirmed in writing unto the Tenant and the said company that it is satisfied that the notice accounts and material referred to establish the circumstances referred to and in this respect the Landlord shall not unreasonably withhold or delay such written confirmation.

8.2.6 Upon the Landlord giving such written confirmation the parties shall enter into a deed in such form as the Landlord may reasonably require prepared by or on behalf of the Landlord at the cost of the Tenant to record the relevant facts and until such time as such deed is completed the obligation of the Surety shall remain in full force and effect.

8.3 The provisions of this Clause 8 shall not in anyway act or be interpreted so as to limit or reduce the provisions or effect of Clause 4.21 of this Lease.

9.       PREVIOUS LEASE

         If the term of years granted by the Previous Lease shall be determined under the proviso for re-entry contained therein this Lease shall become null and void.

10.      CERTIFICATE

        It is certified that there is no agreement for lease to which this Lease gives effect.

IN WITNESS of which this Lease has been executed and is delivered as a deed on the date appearing as the date of this Lease.

                                 FIRST SCHEDULE
                                 --------------

                                 BUILDING 86/88
                                 BESTOBELL ROAD
                                 TRADING ESTATE
                                     SLOUGH

A single story, six bay warehouse measuring to bay 86, 34.93m (114' 7") x 30.33m (99' 6") with two storey toilet/offices at east 6.93m (22' 9") x 30.67m (100' 8") and to Bay 87, 34.96m (114' 11") x 30m (98' 5") with mezzanine floor at east approximately 6.6m (21' 8") x 30.18m (99) and to Bay 88, 28.06m (92' 1") x
30.33m (99' 6") with mezzanine floor at east approximately 6.6m (21' 8") x 30.18m (99') all by 6.10m (20') high to eaves. All providing gross external floor areas of:

               Ground Floor Warehouse          2,966.50m2       (31,931 sq. ft)
               Ground Floor Office             212.56m2         (2,288 sq. ft.)
               First Floor Office              212.47m2         (2,287 sq. ft.)
               Mezzanine                       401.62m2         (4,323 sq. ft.)

               Total                           3,793.15m2       (40,829 sq. ft.)

FOUNDATIONS
-----------

Concrete foundations to suit structure and ground conditions all to structural engineers design and specification.

FRAME
-----

Painted steel portal frames with external stanchions brick encased to form piers.

ROOF
----

Roof of corrugated asbestos cement sheeting fibreglass insulation and over purling lining of plastic faced, foil-backed, plasterboard in galvanised "I" sections on galvanised steel purlins and incorporating approximately ten percent translucent roof light sheets (not over offices) and sixteen roof ventilators.

Roof drained via galvanised boundary wall and valley gutters and PV downpipes connected to surface water drainage.

EXTERNAL WALLS
--------------

External walls generally of cavity brick construction with facing brick external leaf, cavity foam insulation to 6.1 metres high, with profiled galvanised, plastisol coated steel sheeting above on steel framework to 7.5 m. Cladding insulated with glass fibre and internal lining of plastic faced foil backed plasterboard to gables at east and west. Internal face of cavity wall construction finished fair faced and unpainted internally.

The east (front) elevation incorporates to each pair of bays (two bays per building) a recessed entrance porch with concrete canopy incorporating acrylic sign board for tenants name, one pair of bronze anodised aluminium fully glazed doors and side screens, with bronzed spectra float glass (toughened in doors) to office entrance and painted timber via exit doors with panic bars to numbers 87 and 88, six tripled unit bronze anodised aluminum windows with bronzed spectra-float glass and ground floor level and seven at first floor level of each building.

One flush painted fire exit door with panic bar and statutory signage is provided to each pair of bays at the rear (west) and one at the north of building 88. One painted flushed timber door is provided to the switch room on the north elevation of building 88. One pair of painted louvered timber doors are provided to the sprinkler pump room on the north elevation of building 88.

One aluminium insulated up and over loading door approximately 4.5m x 5.3m high is provided to the rear of building 88, one to the rear of 87 and two to the rear of building 86. Steel post and rail crash barrier protection is provided below loading doors to building 86 only. Two acrylic sign boards for tenants name signs are provided to the brick walls at the rear (west).

EXTERNAL AREAS
--------------

South             -      Grassed/tree planted area.

East              -      Concrete slabbed paths to building 86 and grassed/tree
                         planted area.

                  - Concrete slabbed path and grassed/tree planted area to building 87.

                  - Tarmac surfaced concrete kerbed area for parking of 10 no. cars to building 87.

                  - Concrete slabbed path and grassed/tree planted areas to building 88.

                  - Tarmac surface to concrete kerbed area for parking of 7 no. cars to building 88.

North             -      Grass/tree planted area to building 88.

                  - Concrete slabbed path to all doorways and footpath to building 88.

West              -      Matching facing brick wall with piers, to 2.1 meter
                         height at south of building 86.

                  - Reinforced concrete apron with ramp down forming a circulation area for commercial vehicles and low level loading dock to building 86.

                  - Brick bank and retaining wall covering level differences to building 87.

                  - Tarmac/concrete surfaced access area and parking for 9 no. cars to building 87.

                  -      Concrete ramp to loading door of building 87.

                  -      Grass/tree planted area to building 88.

                  - Concrete surfaced access area and parking for 5 no. cars to building 88.

General           -      Soil and surface water drainage serving the property.

INTERNAL
--------

FLOORS
------

Concrete floor throughout with hardened and power float finish to warehouse area and screed and PV tiles to toilets, carpet to entrance hall (with recessed matwell and mat to office entrance), PV tiles to first floor and carpet to staircase and landings.

First floor of offices comprising screeded, pre-cast concrete beams with PV tiles.

Mezzanine floors to buildings 87 and 88 of concrete encased steel framework with screeded concrete beam floors, protected by tubular railings 1.1 metre high, each with two pairs of gates in matching construction and each unit with one steel ladder. Steel connecting platform between each mezzanine floor.

WALLS
-----

Brick compartment wall to two story offices at east in building 86 with further internal block of partitions forming one large office with lobby, stairwell and male/female office toilets and male works toilet with shower room and each utility/rest room with lobby all at ground floor. At first floor forming stairwell and two large offices. All walls finished fairfaced and unpainted to warehouse side and plastered and emulsion painted to office and toilet side. White glazed tiles are provided to shower room walls.

Internal doors are flushed timber construction with "KOTO" ply face and polyurethane lacquer finish, fire resisting and self closing where appropriate and including vision panels to circulation spaces.

STAIRCASE
---------

Staircase to each mezzanine floor of reinforced concrete with painted tubular steel handrail, intermediate rail and balusters.

Staircase to office area of reinforced concrete, fully carpeted including edges and soffit with stainless steel handrail and balusters with "abeche" timber centre rail.

Accommodation
-------------

Female Staff Toilets       2 no.   Low level WC suites in melamine cubicles.
                           2 no.   Wash hand basins.
Male Staff Toilets         1 no.   Low level WC suite in melamine cubicle.
                           2 no.   Bowl urinals and automatic flushing cistern.
                           2 no.   Wash hand basins.
Male Works Toilets         2 no.   Low level WC suites in melamine cubicles.
                           2 no.   Urinal bowls with automatic flushing cistern.
                           2 no.   Wash hand basins.
                           1 no.   Shower tray with glazed cubicle and fittings.
Utility Area               1 no.   Stainless steel single drainer, single bowl,
                                   sink with timber cupboard under.


Glazed tile splashbacks are provided to basins, urinals and sinks. All sanitary fittings are in white glazed vitreous china (commercial standard) connected to hot and cold water services as appropriate and to soil drainage. One mirror is provided to each toilet and each toilet area and the access lobby is ventilated by a "Mechavent" powered and ducted ventilation system.

CEILINGS
--------

Ceilings of warehouse areas as described under roofs.

Ceilings to office area of suspended fibre tiled ceilings in metal "T" grid to both floors with shower room ceiling of plasterboard on softwood joist.

ELECTRICAL INSTALLATION
-----------------------

Lighting is provided throughout the unit as follows:


Entrance Hall, Staircase, Factory, Toilet & Office Lobbies:

                               2 no.       100 Watt flameproof tungsten
                                           luminaires for factory and male
                                           toilet lobbies and
                               8 no. 1.4m, 4x40 Watt flush fluorescent luminaires and
                               1 no.       600 mm square flushed fluorescent
                                           luminaires.

Ground Floor Office            14 no.      1.4m, 4x40 Watt flushed fluorescent
                                           luminaires.

Utility & Rest Room            6 no.       1.8m, 75 Watt twin fluorescent
                                           luminaires and
                               1 no.       1.4m, 40 Watt twin fluorescent
                                           luminaires

Male Works Toilet              1 no.       1.8m, 75 Watt twin fluorescent
                                           luminaire.

Shower                         1 no.       100 Watt round tungsten luminaire.

Male Staff Toilet              1 no.       1.5m, 65 Watt twin fluorescent
                                           luminaire and
                               1 no.       100 Watt round tungsten luminaire.

Femail Staff Toilet            1 no.       1.5m, 65 Watt twin fluorescent
                                           luminaire and
                               1 no.       100 Watt round tungsten luminaire.

First Floor Office             28 no.      1.4m, 4x40 Watt flushed fluorescent
                                           luminaires.

Warehouse                      100 no.     1.8m, 75 Watt twin flameproof
                                           fluorescent luminaires with
                                           reflectors

Mezzanine Floors               14 no.      1.8m x75 Watt twin flameproof
                                           fluorescent luminaires with
                                           reflectors

Plant Room                     3 no.       1.8m x75 Watt twin fluorescent
                                           luminaires with open reflectors

Electrical Switch Room         1 no.       1.8m x75 Watt twin fluorescent
                                           luminaire with open reflector

External                       3 no        250 Watt HP sodium floodlights
                                           controlled by photo electric cells
                                           and time switches

Small power is provided as follows:-

Entrance Hall                  1 no.       13 amp flush twin switched socket
                                           outlet

Ground Floor Office            8 no.       13 amp flush twin switched socket
                                           outlets

Utility & Rest Room            4 no.       13 amp flush twin switched socket
                                           outlets

Shower                         1 no.       13 amp flush switched twin spur unit
                                           with indicator light for 3kW
                                           immersion heater in HWS cylinder

First Floor Office             16 no.      13 amp flush twin switched socket
                                           outlets

Control & Protection is provided by:-
                               1 no.       300 amp TP & N fuse switch (main
                                           switch)
                               1 no.       300 amp TP & N busbar chamber
                               2 no.       60 amp TP & N switch fuse

                               2 no.       20 amp TP & N 3-way distribution
                                           board
                               1 no.       13 amp TP & N switch fuse
                                           (sprinklers).
                               1 no.       100 amp TP & N switch fuse (office
                                           lighting & small power)
                               6 no.       25 amp TP & N four pole factory
                                           lighting contractor.
                               1 no.       Bumper control panel switch

                               1 no. 100 amp TP & N isolator (sub main switch gear)
                               1 no.       30 amp TP & N 6-way distribution
                                           board (sub main switch gear)
                               1 no. 20 amp 7-day time switch for control of immersion heater (sub main switch gear)

                                           (The last three items are located in
                                           the Utility Room)

The installation is wired in PVble of reputable manufacture encased in welded steel screwed conduit and galvanised trunking, fully complying with present day good practice and the regulations of the Institute of Electrical Engineers.

The installation in the factory is flameproof and the wiring is carried out utilising PVC, SWA, PVC cables and/or MICC cables as appropriate, fully complying with present day good practices etc. as above and BS code of practice 1083; part I; 1964-division II.

FIRE FIGHTING EQUIPMENT
-----------------------

                               21 no. Nine litre, water fire extinguishers are provided throughout the building

                                 FIRST SCHEDULE

                    Description of the Building and Fixtures

The schedule annexed to this Lease headed "The First Schedule"

                                 SECOND SCHEDULE

                                     PART I

                                   The Rights

The right in common with the Landlord and all other persons now or at any time after the date of this Lease similarly entitled to pass at all times and for all purposes connected with the proper use of the Premises in accordance with this Lease with or without vehicles over the land (if any) shown hatched brown on the Plan.





                                     PART 2

                         The Exceptions and Reservations

1. To the Landlord and all others authorized by it the free and uninterrupted passage and running of water soil gas electricity and telephone or any other service or supply from the other buildings and land of the Landlord and its tenants adjoining or near the Premises and from the land and premises of others so authorised as aforesaid through the Conducting Media which are nor or may hereafter be in, through, under or over the Premises.

2. To the Landlord and all others authorised by it the right at all times to enter the Premises with all necessary equipment for the purposes of:

2.1 laying, constructing, installing, replacing, repairing, maintaining or altering any Conducting Media now or hereafter in, through, under or over the Premises or any adjoining property or making connections to any such Conducting Media.

2.2      carrying out inspections or tests to any such Conducting Media.

2.3      exercising any of the rights of the Landlord contained in this Lease.

3. To the Landlord full right and liberty at any time hereafter or from time to time to execute works and erections upon or to alter or rebuild any of the buildings erected on any neighbouring property of the Landlord and to use such property and each part of it in such manner as the Landlord may think fit notwithstanding that the access of light and air to the Premises may thereby be interfered with

4. To the Landlord and all others authorised by it the right to pass with or without vehicles at all times and for all purposes over the land (if any) shown hatched yellow on the Plan.

                                 THIRD SCHEDULE

1. If at any time during the period that the Term is vested in the Tenant it shall not pay any of the rents or other sums payable under this Lease or perform and observe any of the covenants, conditions or other terms of the Lease the Surety shall pay such rents or other sums or observe or perform such covenants, conditions or other terms.

2. By way of separate and additional liability and notwithstanding that the guarantee in paragraph 1 may be unenforceable or invalid for any reason the Surety indemnifies the Landlord against all proper and reasonable losses damages costs and expenses suffered or incurred by the Landlord arising out of or in connection with any failure by the Tenant to pay any of the rents and sums or to perform and observe any of the covenants, conditions or other terms referred to in paragraph 1

3.       If:

3.1 the Tenant shall be wound up or (being an individual) become bankrupt and its liquidator or trustee in bankruptcy shall disclaim this Lease or

3.2      this Lease shall cease to exist or shall die or

3.3      this Lease shall be forfeited

         (the date on which such event occurs being called the "Relevant Date") the Landlord may within three months after the Relevant Day by notice in writing require the Surety to accept a lease of the Premises for a term commencing on the Relevant Date and continuing for the residue then remaining of the Term at the same rents and with the same covenants and conditions as are reserved by and are contained in this Lease and in such case the Surety shall take such lease accordingly and execute a counterpart of its and pay all proper and reasonable costs and duties in relation to it

4.       The Surety undertakes with the Landlord that:

4.1 its obligations to the Landlord are primary obligations and it is jointly and severally liable with the Tenant (both before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfillment of all the Tenant's covenants and obligations

4.2 the Surety shall not claim in any liquidation, bankruptcy, administration, receivership, composition or arrangement of the Tenant in competition with the Landlord and that the Surety shall remit to the Landlord the proceeds of all judgments and all distributions which the Surety may receive from any liquidator trustee in bankruptcy administrator, administrative receiver, receiver or supervisor of the Tenant and shall hold for the benefit of the Landlord all security and rights the Surety may have over assets of the Tenant while any liabilities of the Tenant or the Surety to the Landlord remain outstanding and

4.3 if the Landlord shall not require the Surety to take a new lease of the Premises the Surety shall nevertheless upon demand pay to the Landlord a sum equal to the rent first reserved under this Lease and all other sums that would have been payable under this Lease in respect of the period from and including the Relevant Date until the expiry of six months after such Date or until the Landlord shall have granted a lease of the Premises to a third party (whichever shall first occur) in addition and without prejudice to the Surety's oldest obligations to the Landlord.

5. The Surety waives any rights to require the Landlord to proceed against the Tenant or to pursue any other remedy of any kind which may be available to the Landlord before proceeding against the Surety.

6.       The liabilities of the Surety under this Schedule shall not be affected by:

6.1 the granting of time or any other indulgence or concession to the Tenant or any compromise or compounding of the Landlord's rights.

6.2 the Tenant being in liquidation or (as the case may be) declared bankrupt.

6.3      any variation in the terms and conditions of this Lease.

6.4 any delay in exercising or failure to exercise or other exercise (including re-entry under clause 6.1) of any of the Landlord's rights against the Tenant

6.5 any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant following a breach by the Tenant of its obligations under this Lease

6.6 any legal limitation or any immunity disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant (including the acceptance by the Tenant of this Lease) may be outside or in excess of the powers of the Tenant or

6.7 any other thing (including the expiration or sooner determination of the Term or any such disclaimer or the death of the Surety (or any of the persons comprising the Surety) or (in relation to one or more of such persons) the discharge of the other person or persons) whereby (but for this provision) the Surety or any of them would be exonerated either wholly or in part from any of the Surety obligations hereunder

                                 FOURTH SCHEDULE

                             Rent Review Memorandum

                                   [Premises]


                             Lease dated [           ] between

                                  [              ]

Pursuant to the above Lease [                                ] as Landlord and
[                            ] as Tenant record that the yearly rent has been
increased to the sum of(pound)[                ] with effect from [relevant
Review Date]


Dated:   [                                  ]


Signed:
         --------------------------------------------
                  Landlord/Tenant




                                 FIFTH SCHEDULE

                                License to Alter

A License to Alter dated _______________, 200_ and made between the Landlord (1) Chalkglade Limited (2) and Sturm Group Incorporated and Donald Sturm (3)

                              DRAFT RENT INDEMNITY


To:      [                                           ] of [                 ]

In consideration of [                           ] hereinafter referred to as
"the Landlord" granting a lease (the "Lease") of the premises known as Building
[                 ] to [             ] ("the Tenant") we [               ] Bank
PLC whose registered office is situate at [              ] as primary obligor by
way of indemnity on first demand undertake to pay the payment by the Tenant to you of rent and all other sums, costs, claims and demands which become payable during the term of the Lease PROVIDED ALWAYS THAT:

1.       Your demand be:

         (a)      in writing

         (b)      addressed to [                     ] Bank PLC (Branch address)

         (c) forwarded through your bankers for authentication of the signatures, and

         (d) accompanied by your signed statement that the Tenant has failed to pay rent or other sums due under the Lease which statement shall be conclusive evidence that the Tenant has failed to pay rent notwithstanding any objection by the Tenant

2.       The Bank's maximum aggregate liability under this indemnity shall not
         exceed(pound)[         ]
         ([                                 ] pounds)

3.       The Bank's liability hereunder shall expire upon the earlier of: -

         (a)      Insert date being ten years from the date of Lease

         (b) The assignment by the Tenant of the whole or part of the Property

         (c) Satisfaction of your demand in whole of the Bank's maximum liability, or

         (d)      Surrender between the Landlord and the Tenant

         after which the Bank's liability shall cease save for any claim already received by us in accordance with the terms of this indemnity.

4. Subject to provisos 1, 2 and 3 hereof this indemnity shall not be affected, discharged or diminished by any act or omission which would but for this provision have exonerated a guarantor but would not have affected or discharged our liability had we been principal debtor nor shall the liquidation insolvency or receivership of the Tenant release or exonerate or in any way lessen or affect our liability hereunder

5. The benefit of this indemnity shall also run for the benefit of those deriving title under you to the reversion immediately expectant on the term granted by the Lease for the period of this indemnity.

6. This indemnity shall be governed by and construed in accordance with English Law.

[Bank to insert attestation provision]